ADDENDUM TO FUND ACCOUNTING AGREEMENT

THIS ADDENDUM dated as of this 16 day of October 2006, to the Fund Accounting Agreement, dated as of October 19, 2004 (the “Agreement”), is entered by and between PRIMECAP ODYSSEY FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement which requires USBFS, among other things, to obtain prices from approved pricing sources to value securities held in the Trust’s investment portfolios; and

WHEREAS, FT Interactive (“FTI”), which provides certain information and evaluations to USBFS in connection with such pricing of securities (the “Data”), has requested certain modifications of the Agreement with respect to the Data; and

WHEREAS, the parties desire to modify the Agreement with respect to the Data; and

WHEREAS, Section 9 of the Agreement allows for its modification by written agreement executed by USBFS and the Trust;

NOW THEREFORE, the parties hereby add and/or amend the following provisions of the Agreement as set forth below.

A.	Section 19 shall be added to the Agreement to read in full as follows:

19.	License of Data; Warranty; Termination of Rights

A.
The Trust acknowledges the proprietary rights that USBFS and FTI have in the Data. The Trust acknowledges and agrees that (1) the Data are being licensed, not sold, to the Trust; (2) the Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”); (3) the Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database; (4) the License in non-transferable and not sub-licensable; and (5) the Trust’s right to use the Data cannot be passed to or shared with any other entity.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
USBFS may stop supplying some or all Data to the Trust if FTI terminates its agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to the Trust if USBFS reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if FTI demands that the Data be withheld from the Trust. USBFS will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

B.  Section 3, Pricing of Securities, shall be amended to label the existing provisions thereof as paragraph “A” and to add a new paragraph “B” to read in full as follows:

In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the Trust acknowledges and agrees as follows with respect to such Data: (1) evaluated securities are typically complicated financial instruments; (2) many methodologies (including computer-based analytical modeling and individual security evaluations) are available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best; (3) no evaluation method, including those used by provided to USBFS by FTI, may consistently generate approximations that correspond to actual “traded” prices of the securities; (4) there may be errors or defects in the software, databases, or methodologies generating such evaluations that may cause such evaluations to be inappropriate for use in certain applications; and (5) subject to the provisions of Section 7, the Trust is ultimately responsible for the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and FTI in this respect.

C.  Section 7, Indemnification; Limitation of Liability, shall be amended to amend paragraph “A” thereof to read in full as follows and to add new paragraphs “C” and “D” thereof to read in full as follows:

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor FTI shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust (or, in the case of FTI, any third party) in connection with matters to which this Agreement relates, including losses resulting in mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS and FTI from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or FTI may sustain or incur or that may be asserted against USBFS or FTI by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided by USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’ control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonable require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such).

B.	The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.

C.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PRIMECAP ODYSSEY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: _____________________________	By: _____________________________

Name: ___________________________	Name: ___________________________

Title: ____________________________	Title: ____________________________